EXHIBIT 12.1

             HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           (All dollar amounts are stated in thousands.)


Year ended December 31                         1994         1993*
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Income from operations                    $   325.0    $    48.1
Income taxes                                  204.5         32.1
Fixed charges:
  Interest expense                         15,717.1      1,405.6
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Total earnings as defined                 $16,246.6     $1,485.8
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Ratio of earnings to fixed charges             1.03         1.06
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* Prior to 1993, the Company had no active operations;
consequently, the ratio of earnings to fixed charges for the years 1990 through 1992 are not meaningful and have been omitted.